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EXHIBIT 21.1

LIST OF SUBSIDIARIES OF
EXCO RESOURCES, INC.

Name of Subsidiary	State of Incorporation
ROJO Pipeline, Inc.	Texas
EXCO Investment I, LLC	Delaware
EXCO Investment II, LLC	Delaware
EXCO Operating, LP	Delaware
North Coast Energy, Inc.	Delaware
North Coast Energy Eastern, Inc.	Delaware
Pinestone Resources, LLC	Delaware
TXOK Acquisition, Inc.	Delaware
TXOK Energy Resources Company	Delaware
TXOK Energy Resources Holdings, L.L.C.	Delaware
TXOK Texas Energy Holdings, LLC	Delaware
TXOK Texas Energy Resources, L.P.	Delaware

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  EXHIBIT 21.1
LIST OF SUBSIDIARIES OF EXCO RESOURCES, INC.